SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 1, 2006
Maritrans Inc.
(Exact Name of Registrant Specified in Charter)

Delaware	1-9063	51-0343903

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Harbour Place
302 Knights Run Avenue
Tampa, Florida	33602

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 209-0600
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On April 28, 2006, the Board of Directors of Maritrans Inc., upon the recommendation of its Compensation Committee, approved the compensation package for Jonathan P. Whitworth, its Chief Executive Officer for the 2006 fiscal year. Mr. Whitworth’s compensation package includes an increase in base salary from $325,000 to $375,000 per year.
     The Compensation Committee established the maximum grant amount and performance criteria for Mr. Whitworth’s incentive compensation for the 2006 fiscal year to be paid in the form of restricted stock grants. The performance criteria established are return on assets (net income divided by total assets) and total shareholder return (the total return of a share of stock to an investor which includes capital gains and dividends) for the period ending September 30, 2006. Mr. Whitworth will be eligible to receive restricted stock awards ranging from 0 to 20,000 shares based on the percentage of performance criteria achieved. The maximum incentive compensation Mr. Whitworth may receive with respect to the 2006 fiscal year in the form of restricted stock is 20,000 shares.
     The Compensation Committee also established maximum award amounts and performance criteria for Mr. Whitworth’s cash incentive compensation for the 2006 fiscal year to be paid under the Company’s Annual Incentive Plan. The performance criteria established by the Compensation Committee for the 2006 fiscal year is 20% based on performance specific to Mr. Whitworth and 80% based on corporate measures. All goals, whether individual or corporate, fall under one of the following four categories: Finance, Customer, Process and People. Mr. Whitworth will be eligible to receive cash awards ranging from 0 to 120 % of his base salary based on his percentage of performance criteria achieved. The maximum compensation that Mr. Whitworth may receive with respect to the 2006 fiscal year in the form of cash incentive compensation under the Annual Incentive Plan is $450,000.
     Also on April 28, 2006, the Compensation Committee approved a grant of 1,077 shares to Matthew J. Yacavone for performance during the 2005 fiscal year. The grant was based on Mr. Yacavone’s performance during the 2005 fiscal year in accordance with performance criteria established and approved by the Compensation Committee in February 2005, which were not set forth in a written agreement.
Item 2.02 Results of Operations and Financial Condition.
     On May 1, 2006, Maritrans Inc. issued a press release reporting its first quarter 2006 financial results. The press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1 and is hereby incorporated herein by reference. This report (including the exhibit) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.
Use of Non-GAAP Financial Information
     To supplement its financial statements prepared in accordance with GAAP, the Company’s management uses the financial measure of Time Charter Equivalent (“TCE”), a commonly used industry measure where direct costs are deducted from revenue. Maritrans enters into various types of charters, some of which involve the customer paying substantially all voyage costs, while other types of charters involve Maritrans paying some or substantially all of the voyage costs. The Company has presented TCE in the press release to enhance an investor’s overall understanding of the way management analyzes the Company’s financial performance. Specifically, the Company’s management used the presentation of TCE revenue to allow for a more meaningful comparison of the Company’s financial condition and results of operations because TCE revenue essentially nets the voyage costs and voyage revenue to yield a measure that is comparable between periods regardless of the types of contracts utilized. These voyage costs are included in the “Operations expense” line item in the Unaudited Condensed Consolidated Financial Highlights. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue, the most directly comparable GAAP measure, is included in the press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On April 28, 2006, Dr. Robert E. Boni retired from the Board of Directors of Maritrans Inc.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
99.1	Press Release, dated May 1, 2006, issued by Maritrans Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARITRANS INC.

By:	/s/ Walter T. Bromfield

Walter T. Bromfield
Chief Financial Officer
Dated: May 1, 2006

Exhibit Index

Exhibit

99.1	Press Release, dated May 1, 2006, issued by Maritrans Inc.